Exhibit 99.1
AirSculpt Technologies, Inc. Announces First Quarter 2022 Results
MIAMI BEACH, Fla., May 13, 2022 (GLOBE NEWSWIRE) – AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced results for the first quarter ended March 31, 2022.

•Cases increased 31.1% from prior year period to 3,156 cases
•Revenue increased 51.3% from prior year period to $39.5 million
◦Same-center cases increased 12.2% from the prior year period
◦Same-center revenue per case increased 14.6% from the prior year period
•Net loss was $(0.7) million
•Adjusted EBITDA increased to $9.8 million
•Cash flow from operations was $7.1 million
“Once again, we were able to produce outstanding year over year revenue growth of over 51%. The first quarter was the highest volume and revenue in the history of our company and demand for AirSculpt has never been higher” said Dr. Aaron Rollins, Chief Executive Officer of AirSculpt Technologies. “As previously reported, we opened our newest center in Las Vegas in March, and it is already exceeding our expectations. We anticipate opening our next center in Boston late in the second quarter, which is slightly ahead of plan.
As a result of the demand and the timing acceleration of our center in Boston, we are increasing our full year revenue outlook to a range of $175-$179 million. The year is off to an outstanding start which highlights the demand for our innovative custom body contouring services and is allowing us to make increased investments into the business both clinically and in our administrative infrastructure in preparation for the strong demand we see in existing centers as well as accelerating our growth into new markets.”
“We have such a robust pipeline of de novo opportunities in front of us.” said AirSculpt’s Chief Operating Officer, Ron Zelhof. “We have opened three centers in the last four months and each center is performing ahead of our expectation putting us on an excellent path for strong revenue and adjusted EBITDA growth over the remainder of the year.”
First Quarter 2022 Results
Case volume was 3,156 for the first quarter of 2022, representing growth of 31.1% over the prior year period case volume of 2,408. Revenue for the first quarter of 2022 increased by 51.3% to $39.5 million from $26.1 million in the prior year period. Same-center cases and revenue per case for the first quarter of 2022 were up 12.2% and 14.6%, respectively, over the prior year period. Net loss for the quarter was $(0.7) million compared to net income of $6.6 million in the prior year period. For the first quarter of 2022, the Company’s adjusted EBITDA grew 2.3% to $9.8 million as compared to $9.6 million for the prior year period. Adjusted EBITDA for the current year period was impacted by approximately $2.3 million of public company costs which did not exist in the prior year period. Adjusting prior year to include these costs, our Adjusted EBITDA growth rate would have been approximately 34%.
2022 Outlook
The Company is increasing its revenue outlook to $175-179 million while maintaining its Adjusted EBITDA guidance in the range of $58 - $60 million. The Company continues to expect the opening of four new centers during the year. One center opened in the first quarter, one center is expected to open in late second quarter, and the remaining two in the second half of the year.
The updated guidance above is a forward looking statement that assumes there will be no material negative impact in market conditions from any new COVID strains. For additional information on forward-looking statements, see the section titled "Forward-Looking Statements" below.
Liquidity
As of March 31, 2022, the Company had $27.2 million in cash and cash equivalents and $5.0 million of borrowing capacity under its revolving credit facility.

The Company had $7.1 million and $9.2 million in operating cash flows for the three months ended March 31, 2022 and 2021, respectively. The decrease is primarily driven by the addition of a full three months of public company costs in the three months ended March 31, 2022, which did not exist in the prior year period.
Conference Call Information
AirSculpt will hold a conference call today, May 13, 2022 at 8:30 am (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-9716 or for international callers, 1-201-493-6779. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13728912. The replay will be available until May 20, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.elitebodysculpture.com/. The online replay will be available for one week following the call.
About AirSculpt
AirSculpt is an experienced, fast-growing national provider of body contouring procedures delivering a premium consumer experience under its brand, Elite Body Sculpture. At Elite Body Sculpture, we provide custom body contouring using our proprietary AirSculpt® method that removes unwanted fat in a minimally invasive procedure, producing dramatic results. It is our mission to generate the best results for our patients.
Forward-Looking Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K.
Our future results could be affected by a variety of other factors, including, but not limited to, failure to open and operate new centers in a timely and cost-effective manner; shortages or quality control issues with third-party manufacturers or suppliers; competition for surgeons; litigation or medical malpractice claims; inability to protect the confidentiality of our proprietary information; changes in the laws governing the corporate practice of medicine or fee-splitting; changes in the regulatory, economic and other conditions of the states and jurisdictions where our facilities are located; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.
The risk factors discussed in “Risk Factors” in our Annual Report on Form 10-K could cause our results to differ materially from those expressed in the forward-looking statements made in this press release.
There also may be other risks that are currently unknown to us or that we are unable to predict at this time.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Forward-looking statements speak only as of the date they were made, and we are under no duty to update any of these forward-looking statements after the date of this press release to conform our prior statements to actual results or revised expectations.
Use of Non-GAAP Financial Measures
The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), however, the Company believes the evaluation of ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.

These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

AirSculpt Technologies, Inc. and Subsidiaries
Selected Consolidated Financial Data
(Dollars in thousands)

	Three Months Ended March 31,
	2022	2021
Revenue	$39,544	$26,141
Operating expenses:
Cost of service	14,662	8,785
Selling, general and administrative	24,167	8,658
Depreciation and amortization	1,886	1,491
Total operating expenses	40,715	18,934
(Loss)/Income from operations	(1,171)	7,207
Interest expense, net	1,492	586
Pre-tax net (loss)/income	(2,663)	6,621
Income tax benefit	(1,970)	—
Net (loss)/income	$(693)	$6,621

(Loss) per share of common stock
Basic	$(0.01)	N/A
Diluted	$(0.01)	N/A
Weighted average shares outstanding
Basic	55,640,154	N/A
Diluted	55,640,154	N/A

AirSculpt Technologies, Inc. and Subsidiaries
Selected Financial and Operating Data
(Dollars in thousands, except per case amounts)

	March 31, 2022	December 31, 2021
Balance Sheet Data (at period end):
Cash and cash equivalents	$27,229	$25,347
Total current assets	32,362	29,440
Total assets	$207,229	$200,554

Current portion of long-term debt	$850	$850
Deferred revenue and patient deposits	2,406	2,810
Total current liabilities	15,911	16,415
Long-term debt, net	81,750	81,755
Total liabilities	$117,360	$117,026

Total stockholders’ equity	$89,869	$83,528

	Three Months Ended March 31,
	2022	2021
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$7,080	$9,178
Investing activities	(4,274)	(1,592)
Financing activities	(924)	(3,757)

	Three Months Ended March 31,
	2022	2021
Other Data:
Number of centers as of the end of the period	19	14
Number of procedure rooms as of the end of the period	36	23

Cases	3,156	2,408
Revenue per case	$12,530	$10,856
Adjusted EBITDA (1)	$9,788	$9,570
Adjusted EBITDA margin (2)	24.8%	36.6%
(1) A reconciliation of this non-GAAP financial measure appears below.
(2) Defined as Adjusted EBITDA as a percentage of revenue.

AirSculpt Technologies, Inc. and Subsidiaries
Supplemental Information
(Dollars in thousands, except per case amounts)

	Three Months Ended March 31,
	2022	2021
Same-center Information (1):
Cases	2,702	2,408
Case growth	12.2%	N/A
Revenue per case	$12,436	$10,856
Revenue per case growth	14.6%	N/A
Number of facilities	14	14
Number of total procedure rooms	26	23

(1) For the three months ended March 31, 2022 and 2021, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since January 1, 2021. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since January 1, 2021.

AirSculpt Technologies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
We report our financial results in accordance with GAAP, however, management believes the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) excluding initial public offering (“IPO”) related costs, sponsor management fee, pre-opening de novo and relocation costs, restructuring and related severance, equity-based compensation, depreciation and amortization, interest expense, net and income tax (benefit)/expense.
We include Adjusted EBITDA because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA has limitations as an analytical tool including: (i) Adjusted EBITDA does not include results from equity-based compensation and (ii) Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.
We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. We included Adjusted EBITDA Margin because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA Margin to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.
The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net income (loss), the most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$(693)	$6,621
Plus
Sponsor management fee	—	125
Equity-based compensation	7,316	86
IPO related costs	731	—
Pre-opening de novo and relocation costs	847	552
Restructuring and related severance costs	179	109
Depreciation and amortization	1,886	1,491
Interest expense, net	1,492	586
Income tax benefit	(1,970)	—
Adjusted EBITDA	$9,788	$9,570
Adjusted EBITDA Margin	24.8%	36.6%

Investor Contact
Dennis Dean
Chief Financial Officer
investors@elitebodysculpture.com